Appendix A

OPERATING EXPENSES LIMITATION AND SECURITY AGREEMENT

Two Roads Shared Trust

As of: March 6, 2019

Fund	Operating Expense Limit	Minimum Duration
Conductor Global Equity Value Fund
Class A	2.15%	March 1, 2020
Class C	2.90%	March 1, 2020
Class I	1.90%	March 1, 2020
Class Y	1.25%	March 1, 2020
Conductor International Equity Value Fund
Class A	1.45%	March 1, 2021
Class I	1.20%	March 1, 2021

TWO ROADS SHARED TRUST, On behalf of the Conductor Global Fund By: /s/ Jim Colantino Name: Jim Colantino Title: President	IRONHORSE CAPITAL LLC By: /s/ H. Kerr Tigrett Name: H. Kerr Tigrett Title: Principal